Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Cardiovascular Systems, Inc. (“CSI-Delaware”) of our report dated August 15, 2008, except as to Cardiovascular Systems, Inc.’s (“CSI-Minnesota”) loan and security agreement and margin loan payable as described in paragraphs 1 through 4 in Note 4 for which the date is September 12, 2008 relating to the consolidated financial statements of CSI-Minnesota, which appears in the Current Report on Form 8-K of CSI-Delaware dated February 25, 2009.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
May 5, 2009